UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2011
Date of Report (date of Earliest Event Reported)

AOXING PHARMACEUTICAL COMPANY, INC.
(Exact Name of Company as Specified in its Charter)

Florida	0-24185	65-0636168
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

15 Exchange Place, Suite 500, Jersey City, New Jersey 07302
 (Address of principal executive offices and zip code)

(646) 367 1747
 (Company’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The disclosure under Item 5.07 of this Form 8-K in connection with an amendment to the Company’s 2006 Stock and Stock Option Plan is incorporated into this Item 5.02(e) by this reference.

Item 5.07     Submission of Matters to a Vote of Security Holders.

On June 30, 2011, Aoxing Pharmaceutical Company, Inc. (the “Company”) held its annual shareholder meeting. The shareholders approved the following proposals:

Proposal 1 - Election of Directors. The shareholders elected Zhenjiang Yue, Howard David Sterling, Jun Min, Guozhu Xu and John P. O’Shea as directors to hold office until the next annual meeting of shareholders and until their successors are duly elected. A summary of votes cast follows below:

Nominee	Votes for	Votes Withheld	Broker Non-Votes

Zhenjiang Yue	30,707,509	45,241	5,594,577
Howard D. Sterling	30,705,608	47,142	5,594,577
Jun Min	30,710,067	42,683	5,594,577
Guozhu Xu	30,711,686	41,064	5,594,577
John P. O’Shea	30,707,508	45,242	5,594,577

Proposal 2 - To ratify the appointment of Paritz & Company, P.A. as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2011.  This proposal was approved with 36,310,790 shares voting for and 17,628 shares voting against it (with 18,909 abstaining votes).

Proposal 3 - To amend the 2006 Stock and Stock Option Plan to increase the number of shares of common stock authorized to be issued under the Plan from 500,000 to 2,000,000. This proposal was approved with 30,389,954 shares voting for and 360,195 shares voting against it (with 2,601 abstaining votes); there were 5,594,577 broker non-votes on this Proposal.

Item 9.01     Financial Statements and Exhibits

                      NA.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 5, 2011	By: /s/ Bob Ai
Chief Financial Officer